Exhibit 99.1

Contact Information: Brian Sereda Investor Relations Proxim Wireless +1 408 383-7636 ir@proxim.com

Proxim Wireless Appeals Non-Compliance Determination Notice from
NASDAQ Staff

Silicon Valley, August 27, 2008 – Proxim Wireless Corporation (NASDAQ: PRXM), a leading provider of end-to-end broadband wireless systems that deliver the quadruple play, today announced that it received a Nasdaq Staff Determination on August 21, 2008 indicating that Proxim fails to comply with the minimum bid price requirements for continued listing set forth in Marketplace Rule 4310(c)(4) and that its securities are, therefore, subject to delisting from The Nasdaq Capital Market.  Proxim has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination, which has the effect of staying the determination of the Nasdaq Staff pending the Panel’s decision.  There can be no assurance that the Panel will grant Proxim’s request for continued listing, as to what actions Proxim may take in its efforts to stay listed, as to what actions Proxim may take if its request for continued listing is denied, or as to timing for any of these issues.

About Proxim Wireless
Proxim Wireless Corporation (NASDAQ: PRXM) is a leading provider of end-to-end broadband wireless systems that deliver the quadruple play of voice, video, data and mobility to all organizations today. Our systems enable a variety of wireless applications including security and surveillance, VoIP, last mile access, enterprise LAN connectivity and Point-to-Point backhaul. We have shipped more than 1.8 million wireless devices to more than 235,000 customers worldwide. Proxim is ISO-9001 certified. Information about Proxim can be found at www.proxim.com. For investor relations information, e-mail ir@proxim.com or call +1 408-383-7636.

1561 Buckeye Drive, Milpitas, CA 95035     P 408.383.7600     F 408.383.7680     www.proxim.com